FOR IMMEDIATE RELEASE Nasdaq: NSIT

Insight Initiates Search for New President and Chief Executive Officer

Anthony A. Ibargüen Appointed Interim President and CEO

Company Reiterates Full-Year 2009 Outlook

Tempe, AZ – September 8, 2009 – Insight Enterprises, Inc. (the “Company” or “Insight”) (NASDAQ: NSIT), a leading, global provider of technology solutions, today announced that its Board of Directors has initiated a global search for a new President and Chief Executive Officer to succeed Richard A. Fennessy, who has left the Company to pursue other opportunities.

“Over the past several years, our Company has been successful in expanding our global footprint, diversifying our revenue streams and increasing the value-added services in our portfolio, all while integrating several large acquisitions,” said Timothy A. Crown, Chairman of the Board of Directors and co-founder of Insight.  “As we look to the future, we believe Insight can continue to evolve and realize its full potential with the help of a new President and Chief Executive Officer focused on driving ongoing improvements in our operational execution and on maximizing shareholder value,” added Crown.

The Company also announced that its Board has appointed Anthony A. Ibargüen as interim President and Chief Executive Officer, effective immediately. Mr. Ibargüen, who has been a director of the Company since July 2008, will continue to serve on the Board. Mr. Ibargüen has more than 25 years of IT industry experience including serving as President, Chief Operating Officer and a director of Tech Data Corporation, a Fortune 500 global technology distribution company, during a period in which the company grew globally to $17 billion in revenue from $3 billion in revenue. Additionally, as Executive Vice President of Sales and Marketing at Entex Information Services, Mr. Ibargüen was responsible for all sales, service, marketing and field operations of the privately held $2 billion technology solution provider. He also served as President and Chief Executive Officer of Alliance Consulting Group, a privately held IT consulting and software solutions firm.

“Tony has been a great addition to our Board over the last year and we are pleased he has also agreed to lead the Company on an interim basis,” Mr. Crown said. “He is a proven business leader with tremendous industry experience.”

The Company also announced that it is on track to meet its previously published forecast for diluted earnings per share from continuing operations of $0.80 to $0.87 for 2009. This outlook does not include the impact of any severance and restructuring expenses, expenses associated with the restatement investigation and administration or related litigation, or other one-time charges.

“We are confident that Insight is well positioned for success,” Mr. Crown said. “Insight’s next President and Chief Executive Officer will lead a company with a sound business strategy, talented teammates and deep partner and client relationships. Going forward, our focus will be on improving shareholder value through consistent and timely execution of the strategy and increasing the organic growth in our business.”

Noting Mr. Fennessy’s many years of leadership and dedication to Insight, Mr. Crown recognized Mr. Fennessy’s instrumental role in helping the Company become a trusted advisor to its clients by helping them enhance their business performance through innovative technology solutions. He also led the efforts to expand the company’s global reach, broaden its service offerings, and bring Insight into the Fortune 500 rankings. “We want to thank Rich for his dedication and service to Insight,” he stated. “We wish him well in his future endeavors.”

Conference Call
The Company will host a conference call today, September 8, 2009 at 9:00 a.m. ET to discuss this announcement. A live web cast of the conference call (in listen-only mode) will be available on the Company’s web site at www.insight.com and a replay of the web cast will be available on the Company’s web site for a limited time following the call. To listen to the live web cast by telephone, call 866-713-8565 if located in the U.S., 617-597-5324 for International callers, and enter the access code 34034915.

About Insight

Insight Enterprises, Inc. is a leading provider of brand-name information technology (“IT”) hardware, software and services to large enterprises, small- to medium-sized businesses and public sector institutions in North America, Europe, the Middle East, Africa and Asia-Pacific. The Company has more than 4,900 teammates worldwide and generated sales of $4.8 billion for its most recent fiscal year, which ended December 31, 2008. Insight is ranked number 484 on Fortune magazine’s 2009 ‘Fortune 500’ list. For more information, please call (480) 902-1001 in the United States or visit www.insight.com.

CONTACT: Insight Enterprises, Inc., Tempe

Helen Johnson
Senior VP, Treasurer
Helen.Johnson@insight.com
(480) 333-3234

Amy Kweder
Senior Manager, Corporate Communications
Amy.Kweder@insight.com
(480) 333-3104

Forward Looking Information
Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements about the Company’s full year 2009 financial results, market position, opportunities for the Company in the market, recovery in the overall economy and growth. Many factors could affect the actual future results of operations, and actual results could differ materially from those set forth in, contemplated by, or underlying forward-looking statements. Some of the important factors that could cause actual results to differ materially from those projected in any of the forward-looking statements, include, but are not limited to, risks, uncertainties and assumptions including: the search for a successor president and chief executive officer; assumptions related to current market position and opportunities for growth; assumptions relating to the information technology industry and/or the economic environment; actual severance and restructuring costs; expenses related to the restatement and related litigation; and other risk factors that are described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008. There may be other risks that are otherwise described from time to time in the reports that the Company files with the Securities and Exchange Commission. Any forward-looking statement in this release should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others.

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